Exhibit 10.2

November 7, 2005

Mr. Robert Sprowls

Golden State Water Company

630 East Foothill Blvd.

San Dimas, California 91773

Dear Mr. Sprowls:

This letter is to confirm the decision made by the Golden State Water Company Compensation Committee (the “Committee”) regarding your retirement benefits at its meeting on January 31, 2005.  If you terminate employment with the Golden State Water Company (the “Company”) prior to becoming vested under the Southern California Water Company Pension Plan (the “Pension Plan”) and/or prior to becoming eligible for a benefit under the Southern California Water Company Pension Restoration Plan (the “SERP”), the Company shall nevertheless pay to you, out of its general assets, a benefit equal to the aggregate benefit that would have been payable to you under the Pension Plan and the SERP if you were fully vested under both the Pension Plan and SERP.  This benefit shall be payable in accordance with the terms of the SERP, including the offset for any benefits payable under the Pension Plan, and shall be subject to and governed by all of the provisions, limitations, restrictions, and claims procedures of the SERP.

Nothing herein shall be considered a guarantee of employment or entitle you to any benefits other than those specifically described above.

If this is your understanding, please sign and return this letter to me.

Sincerely,

/s/ Floyd E. Wicks
Floyd E. Wicks
President and Chief Executive Officer

Agreed to by:

/s/ Robert J. Sprowls
Robert J. Sprowls